Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
AIG	Sabra Purtill (Investors): sabra.purtill@aig.com
175 Water Street	Shelley Singh (Investors): shelley.singh@aig.com
New York, NY 10038	Claire Talcott (Media): claire.talcott@aig.com
www.aig.com

AIG Reports Fourth Quarter and Full Year 2020 Results

❖	General Insurance adjusted pre-tax income (APTI) increased 4% compared to the prior year quarter reflecting continued improvement and growth in Commercial Lines

❖	Life and Retirement APTI increased 20% compared to the prior year quarter supported by diverse products and distribution strength

❖	Strong net investment income driven by improved alternative investment returns during the quarter

❖	Strong balance sheet and lower leverage; Board of Directors declares dividends

FOURTH QUARTER NOTEWORTHY ITEMS

•	General Insurance APTI increased 4% to $809 million compared to the prior year quarter due to higher net investment income offset by higher catastrophe losses, net of reinsurance (CATs). General Insurance reported $545 million of CATs which included $178 million, or 3.0 combined ratio points, of COVID-19 CATs resulting in a General Insurance combined ratio of 102.8 compared to 99.8 in the prior year quarter.

•	The General Insurance accident year combined ratio, as adjusted*, of 92.9 improved for the tenth consecutive quarter with a 2.9 point improvement from the prior year quarter.

•	Life and Retirement APTI increased 20% to $1,027 million compared to the prior year quarter driven by strong net investment income and improved APTI in most operating segments. Return on adjusted segment common equity – Life and Retirement* for the fourth quarter was 16.4%, on an annualized basis.

•	Net loss attributable to AIG common shareholders was $60 million, or $0.07 per common share, compared to net income of $922 million, or $1.03 per diluted common share, in the prior year quarter.
•	Adjusted after-tax income attributable to AIG common shareholders* (AATI) was $827 million, or $0.94 per diluted common share, compared to $923 million, or $1.03 per diluted common share, in the prior year quarter.

•	As of December 31, 2020, book value per common share was $76.46, an increase of 3.5% compared to September 30, 2020. Adjusted book value per common share* was $57.01, an increase of 0.4% compared to September 30, 2020.

•	Return on Common Equity (ROCE) and Adjusted ROCE* were (0.4)% and 6.7%, respectively, on an annualized basis, for the fourth quarter of 2020.

•	The Board of Directors declared a quarterly cash dividend of $0.32 per share on AIG common stock and $365.625 per share on AIG preferred stock.

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

FOR IMMEDIATE RELEASE

NEW YORK, February 16, 2021 – American International Group, Inc. (NYSE: AIG) today reported financial results for the fourth quarter and full year ended December 31, 2020.

For the full year of 2020, net loss attributable to AIG common shareholders was $6.0 billion, or $6.88 per common share, compared to net income of $3.3 billion, or $3.74 per diluted common share, in the prior year. The loss was primarily driven by a $6.7 billion after-tax loss from the sale and deconsolidation of Fortitude Group Holdings LLC (Fortitude) on June 2, 2020. The sale, for which AIG received $2.2 billion in consideration at closing, improved AIG’s risk profile and reduced exposure to long-tail runoff liabilities and related interest rate risk.

AATI was $2.2 billion, or $2.52 per diluted common share, for the full year of 2020, compared to $4.1 billion, or $4.58 per diluted common share, in the prior year. The decrease was primarily due to lower APTI from General Insurance and higher adjusted pre-tax loss (APTL) from Other Operations. The decrease in General Insurance APTI was primarily due to higher CATs including $1.1 billion of COVID-19 CATs. The increase in Other Operations APTL was primarily due to the sale of Fortitude in the second quarter of 2020, lower net investment income on available for sale fixed maturity securities, the impact of consolidated investment entities on consolidation and eliminations, and higher interest expense related to debt issuances in the second quarter of 2020.

For the fourth quarter of 2020, net loss attributable to AIG common shareholders was $60 million, or $0.07 per common share, compared to net income of $922 million, or $1.03 per diluted common share, in the prior year quarter. The loss was primarily due to $1.2 billion of after-tax net realized capital losses, principally from the non-economic impact of the non-performance risk adjustment on the fair value of variable annuity embedded derivatives, net of hedges, and from losses on other derivatives and hedges.

AATI was $827 million, or $0.94 per diluted common share, for the fourth quarter of 2020 compared to $923 million, or $1.03 per diluted common share, in the prior year quarter primarily due to higher CATs, including COVID-19 CATs, as well as unfavorable prior year loss reserve development, net of reinsurance, (PYD) partially offset by improved alternative investment returns. The decrease also reflects the sale of Fortitude in the second quarter of 2020, which had APTI of $70 million in the fourth quarter of 2019.

Total consolidated net investment income for the fourth quarter of 2020 was $4.0 billion compared to $3.6 billion in the prior year quarter. Total net investment income, APTI basis*, of $3.2 billion decreased 7%. Excluding the impact of Fortitude in the fourth quarter of 2019, fourth quarter 2020 total net investment income, APTI basis*, increased 9%, or $262 million, compared to the prior year quarter primarily reflecting higher private equity and hedge fund returns.

Brian Duperreault, AIG’s Chief Executive Officer, said: “AIG’s fourth quarter and full year 2020 operating results demonstrate the continued progress we are making to position AIG for long-term, sustainable and profitable growth. We are effectively managing the impacts of COVID-19 and natural catastrophes and remain well capitalized in this environment of unprecedented uncertainty.

FOR IMMEDIATE RELEASE

“The General Insurance business continues to improve, with a 1.9 point improvement in the accident year combined ratio, as adjusted, compared to 2019 and 5.6 point improvement in the accident year combined ratio, as adjusted, compared to 2018. Life and Retirement delivered strong returns and remains well positioned to meet the ever-growing needs for protection, retirement savings and lifetime income solutions.

“As I transition into my role as Executive Chairman, I want to thank our global colleagues who have shown unyielding resilience, dedication and perseverance in their efforts to serve our clients, distribution partners, communities and other stakeholders – even as their own lives and work situations have been severely disrupted by the COVID-19 crisis. This strength of human spirit is at the core of AIG and visible in all that we do. I look forward to supporting Peter Zaffino as he becomes the next Chief Executive Officer of AIG and, along with our world-class team, continues AIG’s journey to become a top performing company and leading insurance franchise.”

Book value per common share was $76.46 as of December 31, 2020, an increase of 3.5% compared to September 30, 2020. Adjusted book value per common share was $57.01, an increase of 0.4% compared to September 30, 2020 reflecting unrealized gains on the investment portfolio. ROCE and Adjusted ROCE were (9.4)% and 4.4%, respectively, for the twelve months ended December 31, 2020 and (0.4)% and 6.7%, respectively, on an annualized basis for the fourth quarter of 2020.

As of December 31, 2020, AIG Parent liquidity stood at approximately $10.5 billion compared to $7.6 billion at December 31, 2019. In December 2020, AIG repaid $708 million aggregate principal amount of its 6.400% Notes Due 2020. AIG’s total debt and preferred stock leverage at December 31, 2020 was 28.4%. On February 1, 2021, AIG repaid $1.5 billion aggregate principal amount of its 3.300% Notes Due 2021.

Today, the Board of Directors declared a quarterly cash dividend of $0.32 per share on AIG Common Stock (NYSE: AIG), par value $2.50 per share. The dividend is payable on March 30, 2021 to stockholders of record at the close of business on March 16, 2021.

The Board of Directors also declared a quarterly cash dividend of $365.625 per share on AIG Series A 5.85% Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, which are represented by depositary shares (NYSE: AIG PRA), each representing a 1/1,000th interest in a share of preferred stock. Holders of depositary shares will receive $0.365625 per depositary share. The dividend is payable on March 15, 2021 to holders of record at the close of business on February 26, 2021.

FOR IMMEDIATE RELEASE

FINANCIAL SUMMARY

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, except per common share amounts)	2020	2019	2020	2019
Net income (loss) attributable to AIG common shareholders	$(60)	$922	$(5,973)	$3,326
Net income (loss) per diluted share attributable to
AIG common shareholders (a)	$(0.07)	$1.03	$(6.88)	$3.74

Adjusted pre-tax income (loss)	$1,116	$1,211	$3,003	$5,470
General Insurance	809	778	1,901	3,533
Life and Retirement	1,027	858	3,531	3,553
Other Operations	(720)	(425)	(2,429)	(1,616)

Net investment income	$3,957	$3,587	$13,631	$14,619
Net investment income, APTI basis	3,226	3,462	12,321	14,390

Adjusted after-tax income attributable to AIG common
shareholders	$827	$923	$2,201	$4,078
Adjusted after-tax income per diluted share attributable
to AIG common shareholders	$0.94	$1.03	$2.52	$4.58

Weighted average common shares outstanding - diluted (a)	868.4	896.4	869.3	889.5

Return on common equity	(0.4)%	5.7%	(9.4)%	5.3%
Adjusted return on common equity	6.7%	7.3%	4.4%	8.3%

Book value per common share	$76.46	$74.93	$76.46	$74.93
Adjusted book value per common share	$57.01	$58.89	$57.01	$58.89

Common shares outstanding	861.6	870.0	861.6	870.0

(a)  For periods reporting a loss, basic average common shares outstanding are used to calculate net income (loss) per diluted share attributable to AIG common shareholders. Diluted shares represent basic shares for the three- and twelve-month periods ended December 31, 2020 because we reported a net loss attributable to AIG common shareholders from continuing operations in those periods.

All comparisons are against the fourth quarter of 2019, unless otherwise indicated. Refer to the AIG Fourth Quarter 2020 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

FOR IMMEDIATE RELEASE

GENERAL INSURANCE

	Three Months Ended December 31,
($ in millions)	2020	2019	Change
Gross premiums written	$7,135	$7,306	(2)%

Net premiums written	$5,565	$5,830	(5)%
North America	2,361	2,639	(11)
North America Commercial Lines	1,992	1,815	10
North America Personal Insurance	369	824	(55)
International	3,204	3,191	-
International Commercial Lines	1,662	1,554	7
International Personal Insurance	1,542	1,637	(6)

Underwriting income (loss)	$(171)	$12	NM	%
North America	(389)	(96)	(305)
North America Commercial Lines	(285)	(188)	(52)
North America Personal Insurance	(104)	92	NM
International	218	108	102
International Commercial Lines	138	52	165
International Personal Insurance	80	56	43

Net investment income, APTI basis	$980	$766	28%
Adjusted pre-tax income	$809	$778	4%
Return on adjusted segment common equity	7.5%	7.2%	0.3	pts

Underwriting ratios:
North America Combined Ratio (CR)	114.9	103.2	11.7	pts
North America Commercial Lines CR	112.4	108.8	3.6
North America Personal Insurance CR	133.2	88.6	44.6
International CR	93.6	96.9	(3.3)
International Commercial Lines CR	92.1	96.9	(4.8)
International Personal Insurance CR	95.0	96.8	(1.8)
General Insurance (GI) CR	102.8	99.8	3.0

GI Loss ratio	70.2	65.6	4.6	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(9.0)	(6.5)	(2.5)
Prior year development	(0.9)	2.2	(3.1)
Adjustments for ceded premium under reinsurance
contracts and other	-	0.3	(0.3)
GI Accident year loss ratio, as adjusted	60.3	61.6	(1.3)
GI Expense ratio	32.6	34.2	(1.6)
GI Accident year combined ratio, as adjusted (AYCR)	92.9	95.8	(2.9)

Accident year combined ratio, as adjusted (AYCR):
North America AYCR	94.7	96.1	(1.4	) pts
North America Commercial Lines AYCR	93.6	97.6	(4.0)
North America Personal Insurance AYCR	102.6	92.2	10.4
International AYCR	91.7	95.6	(3.9)
International Commercial Lines AYCR	89.2	94.1	(4.9)
International Personal Insurance AYCR	94.1	97.0	(2.9)

FOR IMMEDIATE RELEASE

General Insurance

•	Net premiums written in the fourth quarter of 2020 decreased by 5% to $5.6 billion principally due to a 55% decrease in North America Personal Insurance as a result of cessions pursuant to a series of quota share reinsurance agreements placed in the second quarter of 2020 related to AIG’s Private Client Group as well as the adverse impact of COVID-19 on the Travel business. North America Commercial Lines and International Commercial Lines net premiums written grew 10% and 7%, respectively, from the prior year quarter reflecting strong rate momentum and improving retention across most lines.

•	Fourth quarter APTI was $809 million compared to APTI of $778 million in the prior year quarter and was comprised of an underwriting loss of $171 million compared to underwriting income of $12 million in the prior year quarter, and net investment income of $980 million, up 28% from the prior year quarter. The underwriting loss included $545 million of CATs reflecting $367 million of non-COVID-19 CATs primarily related to Hurricanes Sally, Zeta, Laura and Delta and $178 million of COVID-19 CATs, primarily related to Travel, Contingency and Validus Reinsurance, Ltd., compared to $411 million of CATs in the prior year quarter. In addition, the underwriting loss also included unfavorable PYD of $45 million, and included $52 million of favorable amortization from the Adverse Development Cover (ADC) compared to favorable PYD of $153 million in the prior year quarter which reflected $58 million of favorable amortization from the ADC and favorable PYD related to California wildfire subrogation recoverables.

•	The General Insurance combined ratio was 102.8, a 3.0 point increase from 99.8 in the prior year quarter, and included 9.0 points of CATs and reinstatement premiums, of which 3.0 points related to COVID-19 CATs, and 0.9 points of unfavorable PYD. The General Insurance accident year combined ratio, as adjusted, was 92.9, an improvement of 2.9 points from the prior year quarter and was comprised of a 60.3 accident year loss ratio, as adjusted* and an expense ratio of 32.6.

•	Commercial Lines continued to show strong improvement due to improved business mix along with rate increases. The accident year combined ratio, as adjusted, for North America Commercial Lines improved 4.0 points to 93.6 and for International Commercial Lines improved 4.9 points to 89.2.

•	The North America Personal Insurance accident year combined ratio, as adjusted, increased 10.4 points to 102.6 in the prior year quarter, due to the adverse impact of COVID-19 on the Travel business and change in business mix driven by a series of quota share reinsurance agreements as described above. The International Personal Insurance accident year combined ratio, as adjusted, was 94.1, a 2.9 point improvement reflecting lower claims frequency and change in business mix.

•	The General Insurance expense ratio improved 1.6 points to 32.6 and was comprised of an acquisition ratio of 19.8 and general operating expense (GOE) ratio of 12.8. General Insurance GOE decreased by 6% to $768 million compared to the prior year quarter reflecting continued expense discipline.

FOR IMMEDIATE RELEASE

LIFE AND RETIREMENT

	Three Months Ended
	December 31,
($ in millions)	2020	2019	Change
Adjusted pre-tax income	$1,027	$858	20%
Individual Retirement	552	500	10
Group Retirement	318	209	52
Life Insurance	30	67	(55)
Institutional Markets	127	82	55

Premiums and deposits	$7,400	$7,125	4%
Individual Retirement	2,758	3,156	(13)
Group Retirement	2,199	2,312	(5)
Life Insurance	1,156	1,106	5
Institutional Markets	1,287	551	134

Premiums & fees	$1,714	$1,749	(2)%
Individual Retirement	265	248	7
Group Retirement	124	114	9
Life Insurance	861	837	3
Institutional Markets	464	550	(16)

Net flows	$(1,031)	$(1,764)	42%
Individual Retirement	(878)	(955)	8
Group Retirement	(153)	(809)	81

Net investment income, APTI basis	$2,384	$2,135	12%
Return on adjusted segment common equity	16.4%	14.6%	1.8	pts

Life and Retirement

•	Life and Retirement reported APTI of $1,027 million for the fourth quarter of 2020 compared to $858 million in the prior year quarter due to increased APTI in Individual and Group Retirement and Institutional Markets. The increase in APTI primarily reflects higher net investment income, driven by private equity returns which are reported on a one quarter lag and higher call and tender income due to favorable impacts from lower interest rates and tighter spreads, as well as lower GOE. The favorable impacts of these factors on APTI was partially offset by base spread compression and, in Life Insurance, COVID-19 mortality claims.

•	Premiums were $950 million, a decrease of 4% compared to $994 million in the prior year quarter. Premiums and deposits increased 4%, or $275 million, from the prior year quarter to $7.4 billion due to Institutional Markets activity, partially offset by lower Fixed and Index Annuities and Group Retirement deposits. Sales have improved from the first half of 2020, reflecting the continued recovery from broad industry sales disruptions caused by COVID-19 and the low interest rate environment.

•	Net outflows were $1.0 billion, but improved significantly from the prior year quarter, driven by lower Group Retirement surrenders and two large group acquisitions in the fourth quarter of 2020, partially offset by lower Fixed and Index Annuity sales as a result of continued market impacts due to COVID-19 and the lower interest rate environment.

FOR IMMEDIATE RELEASE

•	On October 26, 2020, AIG announced its intention to separate its Life and Retirement business from AIG. No decisions have yet been made regarding the structure of the initial disposition of up to a 19.9% interest in the Life and Retirement business. In addition, any separation transaction will be subject to the satisfaction of various conditions and approvals, including approval by the Board of Directors, receipt of insurance and other required regulatory approvals, and satisfaction of any applicable requirements of the Securities and Exchange Commission. No assurance can be given regarding the form that a separation transaction may take or the specific terms or timing thereof, or that a separation will in fact occur.

OTHER OPERATIONS

	Three Months Ended
	December 31,
($ in millions)	2020	2019	Change
Corporate and Other	$(519)	$(301)	(72)%
Asset Management	91	10	NM
Adjusted pre-tax loss before consolidation and eliminations	(428)	(291)	(47)
Consolidation and eliminations	(292)	(134)	(118)
Adjusted pre-tax loss	$(720)	$(425)	(69)%

Other Operations

•	Fourth quarter APTL was $720 million, including $292 million of reductions from consolidation and eliminations, compared to APTL of $425 million, including $134 million of reductions from consolidation and eliminations, in the prior year quarter. The increase in APTL in consolidation and eliminations reflects the impact of consolidated investment entities.

•	Before consolidation and eliminations, the increase in APTL was primarily due to lower net investment income associated with available for sale securities; the sale of Fortitude in the second quarter of 2020, which had APTI of $70 million in the fourth quarter of 2019; and increased interest expense related to debt issuance in the second quarter of 2020.

FOR IMMEDIATE RELEASE

CONFERENCE CALL

AIG will host a conference call tomorrow, Wednesday, February 17, 2021 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, the conference call (including the financial results presentation material) and the financial supplement may include, and officers and representatives of AIG may from time to time make and discuss, projections, goals, assumptions and statements that may constitute “forward-looking statements”. These projections, goals, assumptions and statements are not historical facts but instead represent only a belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, the effect of catastrophes, such as the COVID-19 crisis, and macroeconomic events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, or successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	the adverse impact of COVID-19, including with respect to AIG’s business, financial condition and results of operations;
•	changes in market and industry conditions, including the significant global economic downturn, volatility in financial and capital markets, prolonged economic recovery and disruptions to AIG’s operations driven by COVID-19 and responses thereto, including new or changed governmental policy and regulatory actions;
•	the occurrence of catastrophic events, both natural and man-made, including COVID-19, other pandemics, civil unrest and the effects of climate change;
•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses, including any separation of the Life and Retirement business from AIG and the impact any separation may have on AIG, its businesses, employees, contracts and customers;

FOR IMMEDIATE RELEASE

•	AIG’s ability to effectively execute on AIG 200 transformational programs designed to achieve underwriting excellence, modernization of AIG’s operating infrastructure, enhanced user and customer experiences and unification of AIG;

•	the impact of potential information technology, cybersecurity or data security breaches, including as a result of cyber-attacks or security vulnerabilities, the likelihood of which may increase due to extended remote business operations as a result of COVID-19;
•	disruptions in the availability of AIG’s electronic data systems or those of third parties;
•	availability and affordability of reinsurance;
•	the effectiveness of our risk management policies and procedures, including with respect to our business continuity and disaster recovery plans;
•	nonperformance or defaults by counterparties, including Fortitude Reinsurance Company Ltd. (Fortitude Re);
•	changes in judgments concerning potential cost-saving opportunities;

•	concentrations in AIG’s investment portfolios;
•	changes to the valuation of AIG’s investments;
•	changes to our sources of or access to liquidity;
•	actions by rating agencies with respect to our credit and financial strength ratings;
•	changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;
•	the effectiveness of strategies to recruit and retain key personnel and to implement effective succession plans;
•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject;
•	significant legal, regulatory or governmental proceedings;
•	changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill; and
•	such other factors discussed in:

– Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2020 (which will be filed with the Securities and Exchange Commission);

– Part I, Item 2. MD&A and Part II, Item 1A. Risk Factors of the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020;

– Part I, Item 2. MD&A and Part II, Item 1A. Risk Factors of the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020;

– Part I, Item 2. MD&A of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020; and

– Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2019.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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FOR IMMEDIATE RELEASE

COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Fourth Quarter 2020 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) is used to show the amount of AIG’s net worth on a per-common share basis after eliminating items that can fluctuate significantly from period to period including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Adjusted Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets, and DTA (Adjusted Common Shareholders’ Equity), by total common shares outstanding.

Book Value per Common Share, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA), Other Intangible Assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets, and Deferred Tax Assets (DTA) (Adjusted Tangible Book Value per Common Share) is used to provide more accurate measure of the realizable value of shareholder on a per-common share basis. Adjusted Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets, and DTA (Adjusted Tangible Common Shareholders’ Equity), by total common shares outstanding.

AIG Return on Common Equity – Adjusted After-tax Income Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets and DTA (Adjusted Return on Common Equity) is used to show the rate of return on common shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.

AIG Return on Common Equity – Adjusted After-tax Income, Excluding Goodwill, VOBA, VODA and Other Intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets, and DTA (Adjusted Return on Tangible Common Equity) is used to provide the rate of return on adjusted tangible common shareholder’s equity, which is a more accurate measure of realizable shareholder value. AIG excludes Goodwill, VOBA, VODA and Other intangible assets from AIG common shareholders’ equity to derive tangible common shareholders’ equity and AIG further excludes AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets, and DTA for Adjusted Tangible Common Equity. Adjusted Return on Tangible Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Tangible Common Shareholders’ Equity.

FOR IMMEDIATE RELEASE

General Insurance and Life and Retirement Adjusted Segment Common Equity is based on segment equity adjusted for the attribution of debt and preferred stock (Segment Common Equity) and is consistent with AIG’s Adjusted Common Shareholders’ Equity definition.

General Insurance and Life and Retirement Return on Adjusted Segment Common Equity – Adjusted After-tax Income (Return on Adjusted Segment Common Equity) is used to show the rate of return on Adjusted Segment Common Equity. Return on Adjusted Segment Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Segment Common Equity.

Adjusted After-tax Income Attributable to General Insurance and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from APTI. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on AIG’s internal allocation model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s segments.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

FOR IMMEDIATE RELEASE

Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•	changes in fair value of securities used to hedge guaranteed living benefits;

•	changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•	changes in the fair value of equity securities;

•	net investment income on Fortitude Re funds withheld assets post deconsolidation of Fortitude Re;

•	following deconsolidation of Fortitude Re, net realized capital gains and losses on Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG (Fortitude Re funds withheld assets);

•	loss (gain) on extinguishment of debt;

•	all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized capital gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•	income or loss from discontinued operations;

•	net loss reserve discount benefit (charge);

•	pension expense related to a one-time lump sum payment to former employees;

•	income and loss from divested businesses;

•	non-operating litigation reserves and settlements;

•	restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•	the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•	integration and transaction costs associated with acquiring or divesting businesses;

•	losses from the impairment of goodwill; and

•	non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and
•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act);

and by excluding the net realized capital gains (losses) and other charges from noncontrolling interests.

See page 15 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

FOR IMMEDIATE RELEASE

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. AIG believes that as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b)	Acquisition ratio = Total acquisition expenses ÷ NPE
c)	General operating expense ratio = General operating expenses ÷ NPE
d)	Expense ratio = Acquisition ratio + General operating expense ratio
e)	Combined ratio = Loss ratio + Expense ratio
f)	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) CYRIPs] – Loss ratio
g)	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes (CYRIPs) +/(-) RIPs related to prior year catastrophes (PYRIPs) + (Additional) returned premium related to PYD on loss sensitive business ((AP)RP) + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]
h)	Accident year combined ratio, as adjusted = AYLR + Expense ratio
i)	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) CYRIPs +/(-) PYRIPs + (AP)RP] – Loss ratio – CAT ratio

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds.

Results from discontinued operations are excluded from all of these measures.

#        #       #

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income

	Three Months Ended December 31,
	2020				2019
			Noncontrolling				Noncontrolling
	Pre-tax	Tax Effect	Interests(d)	After-tax	Pre-tax	Tax Effect	Interests(d)	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$(558)	$(542)	$-	$(16)	$1,036	$216	$-	$869
Noncontrolling interests	-	-	(37)	(37)	-	-	60	60
Pre-tax income (loss)/net income (loss) attributable to AIG	(558)	(542)	(37)	(53)	1,036	216	60	929
Dividends on preferred stock				7				7
Net income (loss) attributable to AIG common shareholders				(60)				922
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)	-	336	-	(336)	-	(7)	-	7
Deferred income tax valuation allowance releases(b)	-	157	-	(157)	-	3	-	(3)
Changes in fair value of securities used to hedge guaranteed living benefits	(17)	(4)	-	(13)	(11)	(2)	-	(9)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(217)	(46)	-	(171)	(95)	(20)	-	(75)
Changes in the fair value of equity securities	(216)	(45)	-	(171)	(152)	(32)	-	(120)
(Gain) loss on extinguishment of debt	(3)	(1)	-	(2)	19	4	-	15
Net investment income on Fortitude Re funds withheld assets	(479)	(101)	-	(378)	-	-	-	-
Net realized capital (gains) losses on Fortitude Re funds withheld assets	(335)	(71)	-	(264)	-	-	-	-
Net realized capital (gains) losses on Fortitude Re funds withheld embedded derivative	1,152	242	-	910	-	-	-	-
Net realized capital losses(c)	1,472	331	-	1,141	313	55	-	258
Income from discontinued operations	-	-	-	-	-	-	-	(49)
(Income) loss from divested businesses	(127)	(106)	-	(21)	71	8	-	63
Non-operating litigation reserves and settlements	(16)	(3)	-	(13)	(8)	(1)	-	(7)
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(150)	(31)	-	(119)	(56)	(11)	-	(45)
Net loss reserve discount charge	475	100	-	375	35	7	-	28
Integration and transaction costs associated with acquiring or divesting businesses	5	1	-	4	8	2	-	6
Restructuring and other costs	111	23	-	88	44	9	-	35
Non-recurring costs related to regulatory or accounting changes	19	4	-	15	7	1	-	6
Noncontrolling interests primarily related to net realized capital gains (losses) of Fortitude Holdings' standalone results(d)	-	-	(1)	(1)	-	-	(109)	(109)
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,116	$244	$(38)	$827	$1,211	$232	$(49)	$923

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income (continued)

	Twelve Months Ended December 31,
	2020				2019
			Noncontrolling				Noncontrolling
	Pre-tax	Tax Effect	Interests(d)	After-tax	Pre-tax	Tax Effect	Interests(d)	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$(7,293)	$(1,460)	$-	$(5,829)	$5,287	$1,166	$-	$4,169
Noncontrolling interests	-	-	(115)	(115)	-	-	(821)	(821)
Pre-tax income (loss)/net income (loss) attributable to AIG	(7,293)	(1,460)	(115)	(5,944)	5,287	1,166	(821)	3,348
Dividends on preferred stock				29				22
Net income (loss) attributable to AIG common shareholders				(5,973)				3,326
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)	-	132	-	(132)	-	(30)	-	30
Deferred income tax valuation allowance releases(b)	-	65	-	(65)	-	43	-	(43)
Changes in fair value of securities used to hedge guaranteed living benefits	(41)	(9)	-	(32)	(194)	(40)	-	(154)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(12)	(3)	-	(9)	(56)	(12)	-	(44)
Changes in the fair value of equity securities	(200)	(42)	-	(158)	(158)	(33)	-	(125)
Loss on extinguishment of debt	12	2	-	10	32	7	-	25
Net investment income on Fortitude Re funds withheld assets(e)	(1,053)	(221)	-	(832)	-	-	-	-
Net realized capital (gains) losses on Fortitude Re funds withheld assets(e)	(463)	(98)	-	(365)	-	-	-	-
Net realized capital (gains) losses on Fortitude Re funds withheld embedded derivative(e)	2,645	555	-	2,090	-	-	-	-
Net realized capital (gains) losses(c)	97	22	-	75	(456)	(99)	-	(357)
Income from discontinued operations	-	-	-	(4)	-	-	-	(48)
Loss from divested businesses	8,525	1,610	-	6,915	75	9	-	66
Non-operating litigation reserves and settlements	(21)	(4)	-	(17)	(2)	-	-	(2)
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(221)	(46)	-	(175)	(267)	(56)	-	(211)
Net loss reserve discount charge	516	109	-	407	955	201	-	754
Integration and transaction costs associated with acquiring or divesting businesses	12	3	-	9	24	5	-	19
Restructuring and other costs	435	91	-	344	218	46	-	172
Non-recurring costs related to regulatory or accounting changes	65	14	-	51	12	2	-	10
Noncontrolling interests primarily related to net realized capital gains (losses) of Fortitude Holdings' standalone results(d)	-	-	62	62	-	-	660	660
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$3,003	$720	$(53)	$2,201	$5,470	$1,209	$(161)	$4,078

(a) Includes the tax audit resolution related to the IRS audit settlement for tax years 1991-2006 and the write-down of net operating loss deferred tax assets in certain foreign jurisdictions, which is offset by valuation allowance release.

(b) Twelve months ended December 31, 2020 includes valuation allowance established against a portion of foreign tax credit carryforwards of AIG’s U.S. federal consolidated income tax group, as well as net valuation allowance release in certain foreign jurisdictions for the three- and twelve-months ended December 31, 2020.

(c) Includes all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.

(d) Prior to June 2, 2020, noncontrolling interests was primarily due to the 19.9 percent investment in Fortitude Group Holdings, LLC (Fortitude Holdings) by an affiliate of The Carlyle Group L.P. (Carlyle), which occurred in the fourth quarter of 2018. Carlyle was allocated 19.9 percent of Fortitude Holdings’ standalone financial results through the June 2, 2020 closing date of the Majority Interest Fortitude Sale. Fortitude Holdings’ results were mostly eliminated in AIG’s consolidated income from continuing operations given that its results arose from intercompany transactions. Noncontrolling interests was calculated based on the standalone financial results of Fortitude Holdings. The most significant component of Fortitude Holdings’ standalone results was the change in fair value of the embedded derivatives which changes with movements in interest rates and credit spreads, and which was recorded in net realized capital gains and losses of Fortitude Holdings. In accordance with AIG's adjusted after-tax income definition, realized capital gains and losses are excluded from noncontrolling interests. Subsequent to the Majority Interest Fortitude Sale, AIG owns 3.5 percent of Fortitude Holdings and no longer consolidates Fortitude Holdings in its financial statements as of such date. The minority interest in Fortitude Holdings is carried at cost within AIG’s Other invested assets, which was $100 million as of December 31, 2020.

(e) Represents activity subsequent to the deconsolidation of Fortitude Re on June 2, 2020.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Summary of Key Financial Metrics

	Three Months Ended December 31,				Twelve Months Ended December 31,
Income (loss) per common share:	2020	2019	% Inc. (Dec.)		2020	2019	% Inc. (Dec.)
Basic
Income (loss) from continuing operations	$(0.07)	$0.99	NM	%	$(6.88)	$3.74	NM	%
Income from discontinued operations	-	0.06	NM		-	0.05	NM
Net income (loss) attributable to AIG common shareholders	$(0.07)	$1.05	NM		$(6.88)	$3.79	NM
Diluted
Income (loss) from continuing operations	$(0.07)	$0.97	NM		$(6.88)	$3.69	NM
Income from discontinued operations	-	0.06	NM		-	0.05	NM
Net income (loss) attributable to AIG common shareholders	$(0.07)	$1.03	NM		$(6.88)	$3.74	NM
Adjusted after-tax income attributable to AIG common shareholders per diluted share (a)	$0.94	$1.03	(8.7)%		$2.52	$4.58	(45.0)%
Weighted average shares outstanding:
Basic	868.4	878.2			869.3	876.8
Diluted (a)	868.4	896.4			869.3	889.5

(a) For the three- and twelve-month periods ended December 31, 2020, because we reported net losses attributable to AIG common shareholders, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. However, because we reported adjusted after-tax income attributable to AIG common shareholders, the calculation of adjusted after-tax income per diluted share attributable to AIG common shareholders includes 8,309,281 and 5,401,957 dilutive shares for the three- and twelve-month periods ended December 31, 2020, respectively.

Reconciliation of Book Value per Common Share

As of period end:	December 31, 2020	September 30, 2020	December 31, 2019
Total AIG shareholders' equity	$66,362	$64,108	$65,675
Less: Preferred equity	485	485	485
Total AIG common shareholders' equity (a)	65,877	63,623	65,190
Less: Accumulated other comprehensive income (AOCI)	13,511	10,978	4,982
Add: Cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets	4,657	4,392	-
Less: Deferred tax assets (DTA)*	7,907	8,123	8,977
Total adjusted AIG common shareholders' equity (b)	$49,116	$48,914	$51,231
Less: Intangible assets:
Goodwill	4,074	4,026	4,038
Value of business acquired	126	122	317
Value of distribution channel acquired	497	507	536
Other intangibles	319	322	333
Total intangible assets	5,016	4,977	5,224
Total adjusted tangible common shareholders' equity (c)	$44,100	$43,937	$46,007

Total common shares outstanding (d)	861.6	861.4	870.0

	December 31,	September 30	% Inc.	December 31,	% Inc.
As of period end:	2020	2020	(Dec.)	2019	(Dec.)
Book value per common share (a÷d)	$76.46	$73.86	3.5%	$74.93	2.0%
Adjusted book value per common share (b÷d)	57.01	56.78	0.4	58.89	(3.2)
Adjusted tangible book value per common share (c÷d)	51.18	51.01	0.3	52.88	(3.2)

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliation of Return On Common Equity

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Actual or Annualized net income attributable to AIG common shareholders (e)	$(240)	$3,688	$(5,973)	$3,326
Actual or Annualized adjusted after-tax income attributable to AIG common shareholders (f)	$3,308	$3,692	$2,201	$4,078
Average AIG common shareholders' equity (g)	$64,750	$65,154	$63,225	$62,205
Less: Average AOCI	12,245	5,299	7,529	3,261
Add: Average cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets	4,525	-	2,653	-
Less: Average DTA*	8,015	9,185	8,437	9,605
Average adjusted common shareholders' equity (h)	49,015	50,670	49,912	49,339
Less: Average intangible assets	4,997	5,258	5,060	5,351
Average adjusted tangible common shareholders' equity (i)	$44,018	$45,412	$44,852	$43,988
ROCE (e÷g)	(0.4)%	5.7%	(9.4)%	5.3%
Adjusted return on common equity (f÷h)	6.7%	7.3%	4.4%	8.3%
Adjusted return on tangible common equity (f÷i)	7.5%	8.1%	4.9%	9.3%

* Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

Reconciliation of Net Investment Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net investment income per Consolidated Statements of Operations	$3,957	$3,587	$13,631	$14,619
Changes in fair value of securities used to hedge guaranteed living benefits	(14)	(16)	(56)	(229)
Changes in the fair value of equity securities	(216)	(152)	(200)	(158)
Net investment income on Fortitude Re funds withheld assets	(479)	-	(1,053)	-
Net realized capital gains (losses) related to economic hedges and other	(22)	43	(1)	158
Total Net investment income - APTI Basis	$3,226	$3,462	$12,321	$14,390
Less: Impact of Fortitude Re prior to deconsolidation	-	(498)	(499)	(1,900)
Total Net investment income - APTI Basis, excluding the impact of Fortitude Re for all periods, including periods prior to deconsolidation	$3,226	$2,964	$11,822	$12,490

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share amounts)

Reconciliations of Accident Year Combined Ratio, as Adjusted

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019	2018
Total General Insurance
Combined ratio	102.8	99.8	104.3	99.6	111.4
Catastrophe losses and reinstatement premiums	(9.0)	(6.5)	(10.3)	(4.8)	(10.5)
Prior year development	(0.9)	2.2	0.1	1.1	(1.5)
Adjustments for ceded premium under reinsurance contracts and other	-	0.3	-	0.1	0.3
Accident year combined ratio, as adjusted	92.9	95.8	94.1	96.0	99.7

North America
Combined ratio	114.9	103.2
Catastrophe losses and reinstatement premiums	(18.0)	(10.4)
Prior year development	(2.2)	2.6
Adjustments for ceded premium under reinsurance contracts and other	-	0.7
Accident year combined ratio, as adjusted	94.7	96.1

North America - Commercial Lines
Combined ratio	112.4	108.8
Catastrophe losses and reinstatement premiums	(17.4)	(8.7)
Prior year development	(1.4)	(3.2)
Adjustments for ceded premium under reinsurance contracts and other	-	0.7
Accident year combined ratio, as adjusted	93.6	97.6

North America - Personal Insurance
Combined ratio	133.2	88.6
Catastrophe losses and reinstatement premiums	(22.6)	(14.8)
Prior year development	(8.0)	17.8
Adjustment for ceded premium under reinsurance contract	-	0.6
Accident year combined ratio, as adjusted	102.6	92.2

International
Combined ratio	93.6	96.9
Catastrophe losses and reinstatement premiums	(2.1)	(3.2)
Prior year development	0.2	1.9
Adjustment for ceded premium under reinsurance contract	-	-
Accident year combined ratio, as adjusted	91.7	95.6

International - Commercial Lines
Combined ratio	92.1	96.9
Catastrophe losses and reinstatement premiums	(4.0)	(3.0)
Prior year development	1.1	0.2
Adjustment for ceded premium under reinsurance contract	-	-
Accident year combined ratio, as adjusted	89.2	94.1

International - Personal Insurance
Combined ratio	95.0	96.8
Catastrophe losses and reinstatement premiums	-	(3.3)
Prior year development	(0.9)	3.5
Accident year combined ratio, as adjusted	94.1	97.0

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share amounts)

Reconciliation of General Insurance Return on Adjusted Segment Common Equity

	Three Months Ended
	December 31,
	2020	2019

Adjusted pre-tax income	$809	$778
Interest expense on attributed financial debt	144	149
Adjusted pre-tax income including attributed interest expense	665	629
Income tax expense	182	165
Adjusted after-tax income	483	464
Dividends declared on preferred stock	3	3
Adjusted after-tax income attributable to common shareholders	$480	$461

Ending adjusted segment common equity	$25,540	$25,623
Average adjusted segment common equity	$25,582	$25,697
Return on adjusted segment common equity	7.5%	7.2%

Reconciliation of Life and Retirement Return on Adjusted Segment Common Equity

	Three Months Ended
	December 31,
	2020	2019

Adjusted pre-tax income	$1,027	$858
Interest expense on attributed financial debt	67	66
Adjusted pre-tax income including attributed interest expense	960	792
Income tax expense	186	159
Adjusted after-tax income	774	633
Dividends declared on preferred stock	2	2
Adjusted after-tax income attributable to common shareholders	$772	$631

Ending adjusted segment common equity	$18,436	$17,494
Average adjusted segment common equity	$18,786	$17,344
Return on adjusted segment common equity	16.4%	14.6%

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share amounts)

Reconciliations of Premiums and Deposits

	Three Months Ended
	December 31,
	2020	2019
Individual Retirement:
Premiums	$37	$39
Deposits	2,720	3,121
Other	1	(4)
Total premiums and deposits	$2,758	$3,156

Group Retirement:
Premiums	$5	$2
Deposits	2,194	2,310
Other	-	-
Total premiums and deposits	$2,199	$2,312

Life Insurance:
Premiums	$491	$450
Deposits	430	438
Other	235	218
Total premiums and deposits	$1,156	$1,106

Institutional Markets:
Premiums	$417	$503
Deposits	864	42
Other	6	6
Total premiums and deposits	$1,287	$551

Total Life and Retirement:
Premiums	$950	$994
Deposits	6,208	5,911
Other	242	220
Total premiums and deposits	$7,400	$7,125